INTERNATIONAL GAME TECHNOLOGY REPORTS
RECORD FOURTH QUARTER AND
FISCAL YEAR 2003 RESULTS

        (Reno, NV – November 4, 2003) – International Game Technology (NYSE: IGT) today reported its operating results for the fourth quarter and fiscal year ended September 27, 2003.

Fourth quarter financial highlights:

•	Net income of $108.3 million or $0.31 per diluted share
•	Income from continuing operations of $101.6 million or $0.29 per diluted share
•	Revenue and earnings of unconsolidated affiliates of $547.4 million increased 14%
over prior year
•	Record operating income of $182.3 million improved 27% over prior year
•	Cash flows provided by operating activities totaled $201.2 million

Fourth quarter segment highlights:

•	Product sales revenue of $272.8 million, increased 25% over prior year
•	Domestic replacement sales units of 15,500 improved 38% over prior year
•	Record product sales gross margins of 52%
•	Record gaming operations revenue and earnings of unconsolidated affiliates of $274.6 million, increased 4% over prior year
•	Record installed base of 34,000 recurring revenue games

Fiscal year financial highlights:

•	Net income of $390.7 million or $1.11 per diluted share
•	Income from continuing operations of $375.3 million or $1.07 per diluted share
•	Record revenue and earnings of unconsolidated affiliates of $2.1 billion improved 21% over prior year
•	Record operating income of $665.9 million increased 29% over prior year
•	Cash flows provided by operating activities totaled $429.8 million
•	Share repurchases of approximately 8.4 million shares at an average price of $19.13 per share
•	Achieved dual investment grade balance sheet by Moody´s and S&P

Fiscal year segment highlights:

•	Record worldwide machine sales of 134,800 units
•	Record product sales revenue of $1.1 billion, increase of 26% over prior year
•	Record domestic replacement sales units of 58,000, improved 43% over last year
•	Record product sales gross margins of 49%
•	Record gaming operations revenue and earnings of unconsolidated affiliates of $1.1 billion, increased 16% over prior year
•	Record installed base of 34,000 recurring revenue games

        Fourth quarter net income totaled $108.3 million or $0.31 per diluted share versus $62.8 million or $0.18 per diluted share in the prior year. For the fiscal year, net income totaled $390.7 million or $1.11 per diluted share compared to $271.2 million or $0.79 per diluted share in fiscal 2002. Prior year results included litigation settlement charges of $0.03 per diluted share and $0.04 per diluted share for losses on early debt retirement.

        In September 2003, we announced the signing of a definitive agreement to sell our online lottery systems provider, IGT OnLine Entertainment Systems (“OES”), to Scientific Games Corporation for $143.0 million in cash and anticipate a closing date in early November 2003. Our current financial statements have been reclassified to present the lottery systems operations, as well as the casinos, slot route and pari-mutuel operations previously sold, as discontinued operations and assets held for sale for all periods presented. Our current results included income from discontinued operations, net of tax, of $6.7 million or $0.02 per diluted share for the quarter and $15.4 million or $0.04 per diluted share for the year.

        “We are very pleased with our achievements over the past twelve months and with the record financial results for the fourth quarter and the year. Our financial strength reflects the significant investment we make annually in the development of leading edge technology for the gaming industry, the diversity of our markets and the efforts of our 4,600 employees around the world,” said TJ Matthews, IGT’s Chief Executive Officer.

        Revenues and earnings of unconsolidated affiliates grew 14% in the fourth quarter to $547.4 million and 21% for the year to $2.1 billion compared to the prior year. The gaming industry’s broad-based acceptance of IGT’s EZ Pay™ Ticket-in/Ticket-out (TITO) technology drove domestic replacement sales to a record 58,000 during fiscal 2003 versus 40,700 in the prior year. IGT also delivered more game content to casino floors than any other supplier during the year with more than 90 new themes introduced across all of our markets and both business segments. The popularity of IGT’s EZ Pay™ TITO machines and our market leadership in game design were the primary drivers in double-digit revenue growth for both the quarter and the year. During the year we produced approximately 26% more machines for a fiscal year total of 105,000 games in our Reno manufacturing facility, increasing product sales gross margins to 52% and 49% for the fourth quarter and fiscal year, as compared to 45% and 43% in the comparable prior year periods.

        “The improvement in the top line revenue, margins and earnings resulted in operating cash flows of $429.8 million and improved upon the strength of our balance sheet. We are pleased to return approximately $221.9 million to our shareholders in the form of dividends and share repurchases. We also made significant progress on several key initiatives during fiscal 2003, positioning the company for long-term high value growth,” commented Matthews.

        As previously announced, we closed the acquisition of Acres Gaming on October 27, 2003 for a cash purchase price of approximately $125.0 million. The combination of Acres and IGT systems gives us a market leadership position with an estimated 276 gaming systems installed within the domestic casino markets. The investment in Acres and the ongoing development of value-added systems applications such as TITO, bonusing technology and player loyalty programs will distinguish IGT as the premier gaming systems provider to our worldwide customers.

Business Segment Discussion – Product Sales

        IGT sold 32,800 machines worldwide during the current quarter compared to 30,700 machines in the prior year quarter. Product sales revenue for the quarter totaled $272.8 million, an improvement of 25% from $217.7 million in the prior year period. Gross profit on product sales increased 45% for the quarter to $141.8 million versus $98.1 million in the prior year quarter. Gross profit margins on product sales were 52% for the current quarter versus 45% in the prior year period. Margin improvements primarily resulted in increased operating efficiencies resulting from greater volumes at our Reno manufacturing facility, a greater mix of domestic versus international machine sales, favorable pricing realization and fewer lower margin machine sales to Canada.

        Domestically, IGT sold 20,700 machines in the current quarter compared to 17,100 machines in the same prior year period. Domestic replacement sales totaled 15,500 machines, an increase of 38% from 11,200 machines in the prior year quarter. The improvement in total domestic unit sales resulted primarily from strong replacement sales across all of our domestic markets, as well as new unit sales into the Midwestern riverboat markets.

        International machine shipments for the quarter totaled 12,100 compared to 13,600 in the prior year period, due primarily to lower sales in Australia and the United Kingdom, offset by increased sales into the European casino markets.

        IGT sold 134,800 machines worldwide during fiscal year 2003 compared to 123,900 machines in fiscal year 2002. Fiscal year product sales revenue totaled $1.1 billion, an improvement of 26% from $846.1 million in the prior year. Gross profit on product sales increased 44% for the year to $523.1 million versus $363.6 million in the prior year. Gross profit margins on product sales totaled 49% versus 43% for fiscal 2002. The improvement in profit margins was primarily due to increased operating efficiencies resulting from greater volumes at our Reno manufacturing facility, a greater mix of domestic versus international machine sales, favorable pricing realization and a greater share of revenues related to EZ Pay™ systems sales and related license fees.

        Domestic machine shipments for the year totaled 83,900 machines, an improvement from 63,500 in fiscal 2002. Domestic replacement sales totaled a record 58,000 machines resulting from strong replacement demand across all of our domestic markets, as well as in the Canadian provinces of Quebec and Saskatchewan. “We are extremely pleased with achieving 58,000 domestic replacement sales for fiscal 2003,” commented Matthews. “We surpassed our stated goal at the beginning of the fiscal year of 50,000 domestic replacement sales and with our recent announcements regarding Harrah’s Entertainment and Stations Casinos, we are on track to achieve a new target of 60,000 to 65,000 domestic replacement sales in fiscal 2004.”

        During fiscal 2003, IGT introduced over 70 new game themes available for sale on our video slot and spinning reel slot machines. The top selling game themes for the year included Triple Stars™, Money Storm™, Lucky Larry’s Lobstermania™, Tabasco® and Enchanted Unicorn™. Several new game themes recently debuted at the Global Gaming Expo in September which received favorable customer feedback included Reel Touch™ Bucks Ahoy™, Snow Globes™, Max Action™ and Pharaoh’s Fortune™.

        International machine shipments for the year totaled 50,900 compared to 60,400 in fiscal 2002, due primarily to lower sales in Australia and Japan, offset by increased sales into the European casino markets. In total, our international operations achieved record operating income levels in fiscal 2003, primarily due to a strong performance in the higher margin casino markets, as well as favorable currency exchange rates.

Business Segment Discussion – Game Operations

        Revenues and earnings of unconsolidated affiliates from proprietary gaming operations totaled $274.6 million in the current quarter, an increase of 4% from $264.1 million in the fourth quarter of fiscal 2002. Our fourth quarter wide-area progressive play levels increased across the majority of our markets, and Nevada play levels returned to normal levels subsequent to the record Megabucks® jackpot that was hit in late March 2003. Quarterly gross profit from proprietary gaming increased 9% to $156.7 million compared to $144.2 million in the prior year. Gross profit margins on proprietary gaming totaled 57% for the current quarter versus 55% in the same prior year period. The quarter-over-quarter increases resulted primarily from enhanced yields per game due to strong game introductions, an improved jurisdictional mix and favorable interest rates.

        Fiscal 2003 gaming operations revenue and earnings from unconsolidated affiliates increased to $1.1 billion or 16% from $914.9 million in the prior year. Gross profit from proprietary gaming operations increased 12% to $571.2 million compared to $511.8 million in the prior year. These improvements resulted primarily from the inclusion of the joint venture activities acquired from Anchor Gaming for three additional months in fiscal 2003, increased wide-area progressive play levels, enhanced yields per game and an increase in the installed base of recurring revenue machines.

        IGT’s installed base of recurring revenue machines, including machines placed in both casino and racino markets, ended the current quarter at 34,000, an increase of 1,900 from the same quarter last year and 400 from the immediately preceding quarter. Machines in casino markets ended the quarter at 29,400 machines, an improvement of 800 from the same quarter last year and an increase of 300 from the prior sequential quarter. The year-over-year and sequential quarter increases resulted primarily from increased placements across the various Native American markets and in Atlantic City. Machines in racino markets ended the quarter at 4,600 machines, up 1,100 machines from last year related to additional placements in Delaware and Rhode Island. The sequential increase of 100 machines in the quarter was due to additional Rhode Island placements.

        During fiscal 2003, IGT introduced over 20 new recurring revenue game themes and brand extensions. Recent game introductions that continue to receive favorable customer acceptance include such popular themes as UNO™, Magic 8 Ball™ and M*A*S*H™. Game themes expected to be rolled out in early fiscal 2004 include Wheel of Fortune® Special Edition (on our new AVP platform), Dilbert™, Rodney’s Reel Respect™ featuring Rodney Dangerfield, and The Twilight Zone™.

        During fiscal 2003, we also completed the development of our new PC-based gaming machine platform, Advanced Video Platform (AVP), and have received the requisite regulatory approvals in most of the domestic gaming jurisdictions. We introduced our first AVP game, Lifestyles of the Rich & Famous™, during fiscal 2003, and it is currently operating in New Jersey and various Native American markets. Our next AVP game, Wheel of Fortune® Special Edition, will be introduced in early 2004.

Operating Expenses and Other Income/Expense

        Total operating expenses increased $17.8 million to $116.2 million in the current fourth quarter and $69.4 million to $428.4 million for fiscal year 2003 compared to the same periods in fiscal 2002, primarily related to increased selling, general and administrative costs, and additional investment in research and development. These increases resulted primarily from additional employee-related costs including salaries and wages, incentives and healthcare benefits.

        Other expense, net, totaled $20.1 million for the current quarter compared to $56.7 million in the prior year quarter and $67.4 million for fiscal year 2003 compared to $107.6 million in fiscal 2002. This fluctuation is primarily due to litigation settlement charges of $20.2 million in the prior year quarter, as well as losses on early debt retirement totaling $19.7 million in the prior year quarter and $21.2 million for the prior fiscal year.

Cash Flows and Balance Sheet

        Cash flows provided by operating activities totaled $429.8 million for the current year as compared to $563.0 million in the prior year. The decrease in operating cash flows for the year primarily resulted from increased receivables and higher inventory balances related to greater product sales volumes. The current quarter cash flows provided by operating activities totaled $201.2 million, due primarily to increases in net income and, to a lesser extent, changes in working capital. Capital expenditures, including investment in gaming operations equipment, totaled $119.7 million for the current fiscal year and $106.4 million for the prior year.

        Cash and cash equivalents at September 27, 2003 totaled $1.3 billion, working capital totaled $1.1 billion, and total long-term debt was $1.1 billion. Cash and cash equivalents at September 28, 2002 totaled $416.7 million, working capital totaled $750.6 million, and total long-term debt was $969.1 million. These increases primarily related to the issuance of our convertible debentures in January 2003 and the reclassification of our $400.0 million senior notes due in May 2004 to current liabilities.

Dividends and Share Repurchases

        As previously announced on September 16, 2003, IGT’s Board of Directors declared a quarterly cash dividend of $0.10 per share that was paid on October 13, 2003 to shareholders of record on September 30, 2003. The recent dividend payment represented an increase from the $0.075 per share that was paid to shareholders on July 28, 2003.

        IGT repurchased 8.4 million shares of its own common stock for $161.5 million during the year at an average price of $19.13 per share. As of September 27, 2003, the remaining share repurchase authorization under IGT’s stock repurchase program totaled 39.9 million shares.

        As previously announced on October 14, 2003, International Game Technology (NYSE “IGT”) will host a conference call regarding its Fourth Quarter and Fiscal Year 2003 earnings release on Tuesday, November 4, 2003 at 6:00 a.m. (Pacific Standard Time) with TJ Matthews, Chief Executive Officer, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:

Domestic callers dial 800-230-1766, passcode IGT International callers dial 612-332-0820, passcode IGT

        The conference call will also be broadcast live over the Internet. Please refer to the following information to access the call:

What:	Conference Call following International Game Technology´s
Fourth Quarter and Fiscal Year 2003 Earnings Release
When:	Tuesday, November 4, 2003 at 6:00 a.m.
(Pacific Standard Time)
Where:	http://www.firstcallevents.com/service/ajwz391057849gf12.html
How:	Live over the Internet - Simply log on to the web address above
Contact:	Richard Baldwin 866-296-4232

        Minimum requirements to listen to the broadcast include Windows Media Player or Real Player and at least a 28.8Kbps connection to the Internet.

        If you are unable to participate during the live webcast, the call will be archived at http://www.igt.com and http://www.prnewswire.com until Wednesday, November 12, 2003.

        Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 11:15 a.m. (Pacific Standard Time) on Tuesday, November 4, 2003. This replay will run through Wednesday, November 12, 2003. The access numbers are as follows:

Domestic callers dial 800-475-6701, access code 702445 International callers dial 320-365-3844, access code 702445

        In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These statements include the following:

•	We anticipate a closing date in early November 2003 for the sale of OES.
•	Our financial strength reflects the significant investment we make annually in the development of leading edge technology, the diversity of our markets and efforts of our 4,600 employees around the world.
•	Gaming industry’s broad-based acceptance of IGT’s EZ Pay™ Ticket-in/Ticket-out (TITO) technology drove replacement sales.
•	IGT delivered more game content to casino floors than any other supplier.
•	Popularity of IGT’s EZ Pay™ TITO machines and market leadership in game design were drivers in double-digit revenue growth.
•	Strength of our balance sheet.
•	Significant progress on several key initiatives positioning the Company for long-term high value growth.
•	The combination of Acres and IGT systems gives us a market leadership position and will distinguish IGT as the premier systems provider to our worldwide customers.
•	We are on track to achieve a new target of 60,000 to 65,000 domestic replacement sales in fiscal 2004.
•	Several new game themes recently debuted at the Global Gaming Expo in September received favorable customer feedback.
•	Recent game introductions that continue to receive favorable customer acceptance include such popular themes as UNO™, Magic 8 Ball™ and M*A*S*H™.
•	Game themes expected to be rolled out in early fiscal 2004 include Wheel of Fortune® Special Edition (on our new AVP platform), Dilbert™, Rodney’s Reel Respect™ featuring Rodney Dangerfield, and The Twilight Zone™.

        Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of ticket-in/ticket-out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, the uncertainties generally associated with the development and manufacturing of gaming machines and systems, reduced lottery sales in jurisdictions where we have lottery contracts, our ability to renew existing lottery contracts, and our ability to generate sales of new video lottery central control systems and video lottery terminals. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our Annual Report on Form 10-K for the year ended September 28, 2002, our report on Form 10-Q for the quarter ended June 28, 2003, and other public filings made with the Securities and Exchange Commission.

        IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal.

      Contact: Richard Baldwin, 866-296-4232

IGT Fourth Quarter Fiscal Year 2003
Unaudited Condensed Consolidated Statements of Income

	Quarters Ended		Twelve Months Ended
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2003	2002	2003	2002
(Amounts in thousands, except per share amounts)

Revenues
Product sales	$272,753	$217,721	$1,068,598	$846,080
Gaming operations	274,743	264,393	1,059,539	882,432

Total revenues	547,496	482,114	2,128,137	1,728,512

Costs and expenses
Cost of product sales	130,948	119,626	545,453	482,490
Cost of gaming operations	117,960	119,889	487,779	403,129
Selling, general and administrative	72,642	59,919	272,151	221,673
Depreciation and amortization	11,217	12,733	46,700	41,287
Research and development	27,323	22,728	94,932	77,921
Provision for bad debts	5,024	3,045	14,574	18,032

Total costs and expenses	365,114	337,940	1,461,589	1,244,532

Earnings (losses) of
unconsolidated affiliates	(109)	(302)	(606)	32,470

Income from operations	182,273	143,872	665,942	516,450

Other income (expense), net	(20,066)	(56,715)	(67,398)	(107,601)

Income from continuing
operations before tax	162,207	87,157	598,544	408,849

Provision for income taxes	60,573	32,983	223,257	154,136

Income from continuing
operations	101,634	54,174	375,287	254,713

Income from discontinued
operations	6,707	8,673	15,440	16,452

Net income	$108,341	$62,847	$390,727	$271,165

Basic earnings per share
Continuing operations	$0.29	$0.15	$1.09	$0.75
Discontinued operations	0.02	0.03	0.05	0.05

Net income	$0.31	$0.18	$1.14	$0.80

Diluted earnings per share
Continuing operations	$0.29	$0.15	$1.07	$0.74
Discontinued operations	0.02	0.03	0.04	0.05

Net income	$0.31	$0.18	$1.11	$0.79

Weighted average common
shares outstanding	344,949	346,815	344,041	338,371

Weighted average common and
potential shares outstanding	352,693	352,088	351,316	344,195

IGT Fourth Quarter Fiscal Year 2003
Unaudited Condensed Consolidated Balance Sheets

	Sept. 27,	Sept. 28,
	2003	2002
(Amounts in thousands)

Assets
Current assets
Cash and cash equivalents	$1,311,558	$416,707
Receivables, net	435,475	362,639
Inventories	147,066	139,468
Other	184,129	345,088

Total current assets	2,078,228	1,263,902

Long-term notes and contracts receivable, net	145,120	136,629

Property, plant and equipment, net	261,620	255,906

Investments to fund liabilities to jackpot winners	333,454	329,802

Goodwill and intangibles, net of amortization	1,198,611	1,217,225

Other assets	168,198	112,354

Total Assets	$4,185,231	$3,315,818

Liabilities, Minority Interest and Stockholders' Equity
Current liabilities
Current maturities of long-term notes payable
and capital lease obligations	$406,147	$2,863
Other current liabilities	538,934	510,433

Total current liabilities	$945,081	$513,296

Long-term notes payable and capital lease
obligations, net of current maturities	1,146,759	969,138

Long-term jackpot liabilities	377,043	380,567

Other liabilities	19,365	11,010

Total Liabilities	2,488,248	1,874,011

Minority interest	9,505	8,663

Total Stockholders' Equity	1,687,478	1,433,144

Total Liabilities, Minority Interest and Stockholders' Equity	$4,185,231	$3,315,818

IGT Fourth Quarter Fiscal Year 2003
Unaudited Condensed Consolidated Statements of Cash Flows

	Years Ended
	Sept. 27,	Sept. 28,
	2003	2002
(Amounts in thousands)

Cash flows from operating activities
Net income	$390,727	$271,165

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, amortization and other non-cash items	196,561	192,287
Change in receivables	(105,427)	5,557
Change in inventories	(21,634)	16,824
Changes in other operating assets liabilities	(31,009)	66,278
Earnings of unconsolidated affiliates less than distributions	606	10,881

Total adjustments	39,097	291,827

Net cash provided by operating activities	429,824	562,992

Net cash provided by investing activities	77,642	60,995

Net cash provided by (used in) financing activities	391,051	(572,916)

Effect of exchange rate changes on cash and cash equivalents	(3,666)	1,402

Net increase in cash and cash equivalents	894,851	52,473

Cash and cash equivalents at:

Beginning of period	416,707	364,234

End of period	$1,311,558	$416,707

Reconciliation of Free Cash Flow
Net cash provided by operating activities	$429,824	$562,992
Investment in property, plant and equipment	(30,785)	(29,651)
Investment in gaming operations equipment	(88,945)	(76,718)

Free Cash Flow	$310,094	$456,623

IGT Fourth Quarter Fiscal Year 2003
Unaudited Supplemental Data

	Quarters Ended		Twelve Months Ended
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2003	2002	2003	2002
(Amounts in thousands)

Reconciliation of Net Income to EBITDA:

Net income	$108,341	$62,847	$390,727	$271,165
Discontinued operations, net of tax	(6,707)	(8,673)	(15,440)	(16,452)
Provision for income tax	60,573	32,983	223,257	154,136
Other expense, net	20,066	56,715	67,398	107,601
Depreciation and amortization	31,824	40,039	133,987	135,929
Stock-based compensation	1,544	927	4,361	3,348

EBITDA	$215,641	$184,838	$804,290	$655,727

EBITDA [earnings before interest, taxes, depreciation (including depreciation in earnings of unconsolidated affiliates) and amortization] is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and EBITDA as presented by IGT may not be comparable to EBITDA presented by other companies.